Exhibit 10.34

Agreement

Regarding the exemption from transfer of credit obligations and change of conditions from Mizuho Bank (hereinafter “the Bank”), Chihiro Tsuyuki (hereinafter “Tsuyuki”) and ECOSS Inc. (hereinafter “ECOSS”) agree as follows.

1. As of today, based on the loan resulting from the drawing from the promissory note (Payment date: June 30, 2005, drawn amount 240,000,000 yen at 4% per annum, penalty rate of 14% per annum) by Tsuyuki on May 31, 2005, Tsuyuki agrees to exempt ECOSS from the penalty amount of 11,138,630 yen for the period of April 1, 2006 to July 30, 2006.

2. Tsuyuki and ECOSS agree that, as of today, credit obligations held by Tsuyuki towards ECOSS amount to 53,000,000 yen.

3. Tsuyuki and ECOSS agree to revise payment conditions as follows.

Repayment date: July 30, 2007

Annual interest rate: 4%

Annual penalty rate: 7%

4. ECOSS will, on the repayment date indicated above, remit the principal with interest in the amount of 55,120,000 yen to the specified bank account. ECOSS will bear any remittance charges.

As certification of the above agreement, 2 originals shall be made, and each party shall stamp their official seal. One original will be kept by each party.

July 31, 2006

Mishuku 2-27-31, Setagaya-ku, Tokyo

Chihiro Tsuyuki

1-14-6 Dougenzaka, Shibuya-ku, Tokyo

ECOSS Inc.

Chihiro Tsuyuki, Representative Director